Fluor Corporation	Brian Mershon	Exhibit 99.1
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	Jason Landkamer
	Investor Relations
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News Release

Fluor Announces Japan Bank for International Cooperation Investment of $110 Million into NuScale Power

IRVING, Texas (April 4, 2022) – Fluor Corporation (NYSE: FLR) announced today that Japan Bank for International Cooperation (JBIC), through Japan NuScale Innovation, LLC, a special purpose investment entity that also includes JGC Holdings Corporation (JGC) and IHI Corporation (IHI), has purchased a preferred equity position in NuScale Power, LLC, (NuScale) for $110 million from Fluor and other existing NuScale investors. The transaction is based on an approximate $1.9 billion equity valuation for NuScale.

Following the sale and the currently pending merger of NuScale with Spring Valley Acquisition Corporation, Japan NuScale Innovation, LLC, is expected to hold approximately 8 to 9 percent of NuScale. Fluor will continue to hold a majority interest in NuScale and assist in achieving full commercialization and perform work to advance the Carbon Free Power Project in Idaho.

“This strategic investment by JBIC, together with previous Japanese investments by JGC and IHI, further validates the successful 11-year, $1.3 billion private-public partnership of Fluor, NuScale and the U.S. Department of Energy,” said David Constable, chief executive officer, Fluor. “The newly-formed Japanese private-public partnership, along with other strategic investors, provides a strong financial and execution-ready platform for the widespread deployment of safe, affordable, carbon-free energy solutions.”

The United States and Japan launched the U.S.-Japan Climate Partnership and the U.S.-Japan Competitiveness and Resilience Partnership. These cooperation agreements, confirmed on April 16, 2021, include the importance of advanced energy technologies such as small modular reactors as a vital component to a clean energy future.

These important cooperation agreements have helped to strengthen commercial partnerships, resolve market barriers, support economic growth, job creation, and energy security, and improve research and development to promote innovative reactor technology development. They serve as a foundation for United States-Japan nuclear energy cooperation and reaffirm the strong history of collaboration between the United States and Japan on nuclear energy issues.

Fluor has been serving the nuclear industry for more than 70 years, having provided design and construction support for more than 25 nuclear plants, and nearly 100 million hours of nuclear operations and maintenance work.

About Fluor Corporation
Fluor Corporation (NYSE: FLR) is building a better future by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 41,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $12.4 billion in 2021 and is ranked 196 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

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